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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                          (AMENDMENT NO. ___________)1

                               FLORIDA BANKS, INC.
                               -------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    340560101
                                   ----------
                                 (CUSIP Number)


                                 APRIL 27, 2001
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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                                       13G

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CUSIP NO.   340560101                                   PAGE 2 OF 6 PAGES
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----------- -------------------------------------------------------------------

            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
            W. Carl Smith

----------- -------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)[ ]
    2

                                                                 (b)[ ]

----------- -------------------------------------------------------------------

            SEC USE ONLY

    3

----------- -------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    4

            United States of America

------------------------------ --------- --------------------------------------

                                         SOLE VOTING POWER
                                  5
                                         297,600
          Number of            --------- --------------------------------------
           Shares                        SHARED VOTING POWER
        Beneficially              6
          Owned by                       26,000
            Each               --------- --------------------------------------
          Reporting                      SOLE DISPOSITIVE POWER
           Person                 7
            With                         297,600
                               --------- --------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  8
                                         26,000

----------- -------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            323,600

----------- -------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    10      SHARES                                                          [ ]

----------- -------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.67%

----------- -------------------------------------------------------------------

            TYPE OF REPORTING PERSON
    12
            IN, 00

----------- -------------------------------------------------------------------




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                                      13G

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CUSIP NO.   340560101                                   PAGE 3 OF 6 PAGES
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ITEM 1(a).    NAME OF ISSUER:

              Florida Banks, Inc.


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5210 Belfort Road, Suite 310
              Jacksonville, Florida 32256

ITEM 2(a).    NAME OF PERSON FILING:

              W. Carl Smith

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


              The principal business office of the Reporting Person is:

              P.O. Box 505
              Greer, South Carolina 29652

ITEM 2(c).    CITIZENSHIP:

              United States of America

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share.

ITEM 2(e).    CUSIP NUMBER:

              340560101

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
              OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [ ]      Broker or dealer registered under Section 15 of
                               the Exchange Act.

              (b)     [ ]      Bank as defined in Section 3(a)(6) of the
                               Exchange Act.

              (c)     [ ]      Insurance company as defined in Section 3(a)(19)
                               of the Exchange Act.

              (d)     [ ]      Investment company registered under Section 8
                               of the Investment Company Act.



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                                      13G

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CUSIP NO.   340560101                                   PAGE 4 OF 6 PAGES
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              (e)     [ ]      An investment adviser in accordance with Rule
                               13d-1(b)(1)(ii)(E);

              (f)     [ ]      An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)     [ ]      A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);

              (h)     [ ]       A savings associative as defined in Section 3(b)
                               of the Federal Deposit Insurance Act;

              (i)     [ ]      A church plan that is excluded from the
                               definition of an investment company under Section
                               3(c)(14) of the Investment Company Act;

              (j)     [ ]      Group, in accordance with Rule
                               13d-1(b)(1)(ii)(J).


              If this statement is filed pursuant to Rule 13d-1(c), check this box. : [X]

ITEM 4.       OWNERSHIP.

                      Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned: 323,600. Represents 297,600 held individually by Mr. Smith, 25,000 shares of common stock controlled by Mr. Smith's wife, 1,000 shares held by Mr. Smith's wife.


              (b)     Percent of class: 5.67%


              (c)     Number of shares as to which such person has:

                      (i)      Sole power to vote or to direct the vote
                                                                       297,600

                      (ii)     Shared power to vote or to direct the vote
                                                                        26,000

                      (iii)    Sole power to dispose or to direct the
                               disposition of                          297,600

                      (iv)     Shared power to dispose or to direct the
                               disposition of                           26,000





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                                      13G

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CUSIP NO.   340560101                                   PAGE 5 OF 6 PAGES
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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      Not applicable.


ITEM 10.      CERTIFICATIONS.

                      By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                      13G

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CUSIP NO.   340560101                                   PAGE 6 OF 6 PAGES
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             JUNE 14, 2001
                                             ----------------------------------
                                             (Date)


                                               /s/ W. CARL SMITH
                                             ----------------------------------
                                             W. Carl Smith



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